UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

June 3, 2022 (June 2, 2022)

AMERICAN EAGLE OUTFITTERS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-33338	13-2721761
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Hot Metal Street, Pittsburgh, Pennsylvania		15203-2329
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (412) 432-3300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	AEO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Exchange Agreements

On June 2, 2022, American Eagle Outfitters, Inc. (the “Company”) entered into separate privately negotiated exchange agreements (the “Exchange Agreements” and each, an “Exchange Agreement”) with certain holders (the “Noteholders”) of its 3.75% Convertible Senior Notes due 2025 (the “2025 Notes”). The Exchange Agreements provide for the Company to deliver and pay, at the closing of the transactions thereunder and in the aggregate, (a) approximately 34.7 million shares of Company common stock, par value $0.01 per share (the “Common Stock”) and (b) approximately $136.1 million in cash, collectively, including accrued interest, in exchange for approximately $342 million principal amount of the 2025 Notes (the “Exchange Transactions”), in each case, pursuant to the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”). Following the completion of the Exchange Transactions, approximately $70 million in aggregate principal amount of the 2025 Notes will remain outstanding.

The Company will not receive any cash proceeds from the Exchange Transactions. The Exchange Agreements provide for the Company to deliver and pay, as applicable, the shares of Company Common Stock and cash described above, and the Company will receive and cancel the exchanged 2025 Notes. The Company will fund the cash portion of the amounts payable under the Exchange Transactions with borrowings under that certain Amended and Restated Credit Agreement, dated as of January 29, 2019, among the Company, the lenders from time to time party thereto and PNC Bank, N.A., as administrative agent, as amended, and with existing cash and cash equivalents.

The Exchange Transactions are being conducted as a private placement and the shares of Common Stock to be issued in the Exchange Transactions will be issued pursuant to the exemption from the registration requirements of the Securities Act. Each counterparty in the Exchange Transactions has represented that it is (i) an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act and (ii) a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act.

The foregoing description of the Exchange Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Exchange Agreements, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Accelerated Stock Repurchase Agreement

On June 3, 2022, the Company entered into an accelerated share repurchase agreement (the “ASR Agreement”), pursuant to its previously announced share repurchase program, with JPMorgan Chase Bank, National Association (“JPMorgan”) to repurchase approximately $200 million of the Company’s common stock.

Under the ASR Agreement, the Company will make an aggregate payment of $200 million to JPMorgan and will receive an aggregate initial delivery of approximately 13.4 million shares of Common Stock on June 3, 2022, representing approximately 80% of the total shares that are expected to be repurchased under the ASR. The exact number of shares the Company ultimately will repurchase under the ASR Agreement will be based generally on the average of the daily volume-weighted average price per share of the Common Stock during the repurchase period, less a discount and subject to adjustments pursuant to the terms and conditions of the ASR Agreement. At settlement, under certain circumstances, JPMorgan may be required to deliver additional shares of Common Stock to the Company, or under certain circumstances, the Company may be required either to deliver shares of Common Stock or to make a cash payment to JPMorgan. Final settlement of the transactions under the ASR Agreement is expected to occur by the end of the third quarter of 2022.

The foregoing description of the ASR Agreement does not purport to be complete and is qualified in its entirety by reference to the ASR Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.2 and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01	Other Events.

ABL Facility Negotiations

The Company is currently in negotiations with respect to an upsize and extension of its existing ABL credit facility, including a five-year extension that would increase the loan value thereunder to up to $600 million. The Company has not yet entered into definitive documentation with respect to the extension and upsize of the ABL credit facility, and there is no guarantee that extension and upsize of the ABL credit facility will be completed, or of the terms on which it may be completed. The Company does not expect to comment further on the possibility of the ABL credit facility negotiations unless and until definitive documentation is entered into with respect to the extension and upsize.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Exchange Agreement, by and between American Eagle Outfitters, Inc. and the applicable Noteholder.

10.2	Accelerated Share Repurchase Agreement, dated June 3, 2022 by and between American Eagle Outfitters, Inc. and JPMorgan Chase Bank, National Association.

99.1	Press Release, dated June 3, 2022.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2022	AMERICAN EAGLE OUTFITTERS, INC.

/s/ Stacy Siegal
Stacy Siegal
Executive Vice President and General Counsel